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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALEX MASHINSKY	ROBERT A. MARMON

SEND MANAGEMENT AND THE BOARD A CLEAR VOTE OF

“NO CONFIDENCE” BY VOTING “FOR”
ALEX MASHINSKY AND ROBERT A. MARMON

May 24, 2006

Dear Fellow Stockholder:

      As the owners of over 6% of Arbinet’s common stock, we have grown increasingly concerned and dismayed that the current Board and management team lack the vision and skills necessary to maximize value for all Arbinet stockholders. As a result, we are asking our fellow stockholders to vote for a change by voting “FOR” Alex Mashinsky and Robert A. Marmon at the Arbinet Annual Meeting of Stockholders scheduled to be held on June 15, 2006. We urge all stockholders to take a moment now to sign, date and return the enclosed GREEN proxy card, no matter how few or how many shares you may own. With your support, we can send a clear message to the current Board and management team that we will not tolerate a Board whose actions, we believe, have led to the loss of significant stockholder value.

THE NUMBERS SPEAK FOR THEMSELVES

      Why has Arbinet’s management resorted to a smear campaign against Alex Mashinsky? We believe that the numbers clearly (and all too loudly) speak for themselves — that they do not want to stand on their own record:

      Last week, Arbinet’s stock price continued its slide and hit an all-time low of $5.54! That is a decline of more than 80% since its first day closing price of $29 in December 2004. Yes, the numbers speak for themselves, and we don’t like what they are saying — and neither should you.

PLEASE VOTE THE ENCLOSED GREEN PROXY CARD

TO BRING ABOUT CRITICAL CHANGE AT ARBINET

WE BELIEVE ALEX MASHINSKY AND ROBERT A. MARMON

HAVE THE VISION AND SKILLS NECESSARY TO REVERSE
THE DECLINE IN STOCKHOLDER VALUE AT ARBINET

       Don’t be fooled by current management’s attempts to smear Alex Mashinsky. Mr. Mashinsky has demonstrated the ability to put ideas into action and to make his visions reality.

       Since being marginalized by the venture capitalists and the management team at Arbinet, Mr. Mashinsky has started and invested in a series of successful companies and has created significant value for investors. For example, in 2002 Mr. Mashinsky and other partners bought Local Matters from Safeguard Scientific for less than $1 million. Ironically, Tony Craig (Arbinet’s current Chairman) was Safeguard’s CEO at the time. With Perry Evans, Local Matters’ CEO, Mr. Mashinsky restructured the company and it has raised over $40 million in funding. Local Matters filed a registration statement in March, 2006 with the SEC for an initial public offering.

       But Mr. Mashinsky does not just ask others to invest in his companies, he puts his money where his mouth is. He has invested more than $10,800,000 in Arbinet. You probably noticed the significant stock price decline after current management announced earnings. How many shares did management or board members buy in the declining market to show faith in Arbinet? None, according to the public record. However, Curt Hockemeier and Anthony Craig did exercise previously granted stock options and purchased over 420,000 shares of stock from Arbinet (1.7% of the Company) for $0.16 (sixteen cents!) per share. All other stockholders were diluted by those shares. How much did you pay for your shares?

       Meanwhile, even after Arbinet announced its earnings and the stock price declined, Mr. Mashinsky and his group were buying another 232,000 shares on top of the 1,526,000 shares they already owned. Mr. Mashinsky believes in his investments and intends to risk his own money to try and create value for the Arbinet stockholders.

       We believe Mr. Mashinsky is a visionary, strategist and a team builder with an ability to bring complex ideas to market and win in the marketplace. Despite what Curt Hockemeier personally thinks of Mr. Mashinsky (Mr. Hockemeier described Mr. Mashinsky as “just full of nutty ideas” at a meeting in March 2006 between Messrs. Mashinsky, Marmon, Hockemeier and Robert Atkinson), Mr. Mashinsky has the respect of both investors and industry players. How do we know? He has presented at over 100 conferences and has been featured on CNN, CNBC, and in The New York Times, The Economist and other leading publications.

DESPERATE ACTIONS BY DESPERATE PEOPLE

       Arbinet’s current management knows that Arbinet’s results are disappointing. They know that stockholders have lost significant value. They apparently believe that a few 7-year old cherry-picked quotes by someone fired by Mr. Mashinsky will convince you that Alex Mashinsky — the founder of Arbinet and creator of its technology — does not have the ability to turn the Company around. Forget quotes by a fired former employee. Look at what Arbinet said about Mr. Mashinsky in a document filed with the SEC in 2000:

“The loss of any key member of our management team would have an adverse effect on our company. We rely on the leadership of key members of our management team, including . . . Alex Mashinsky, our vice chairman and founder.”[1]

       Do you need more convincing that things have to change at Arbinet? Here is what an unbiased Delaware judge had to say in a lawsuit that Mr. Marmon brought against Arbinet to obtain access to corporate records.

“This is the Opinion of the Court, after trial, on the merits of Marmon’s § 220 claim to inspect Arbinet’s books and records for the purpose of investigating mismanagement at Arbinet. For the reasons next discussed, the Court concludes Marmon has established his entitlement to relief on that claim.”

“But the result reached here does not rest solely on that technical evidentiary ruling. To the contrary, reasonable suspicions that something may have been amiss at Arbinet are also fueled by both the defendant company’s pre-litigation course of conduct and by its litigation tactics in this case.”

“Arbinet’s directors were not free to contract away disclosure obligations that they had a fiduciary duty to observe. Nor could they rely upon a certificate provision prohibiting disclosure to avoid a shareholder’s inspection right conferred by statute. By so doing, Arbinet’s directors and management made the corporation complicit in their violations of fiduciary, as well as statutory, law.”[2]

[1]	Arbinet Holdings, Inc. Form S-1 filed March 10, 2000, page 13.
[2]	Marmon v. Arbinet-thexchange, Inc., 2004 Del. Ch. Lexis 44, pages 2, 15 and 16 (Emphasis added).

IT IS TIME TO BRING THE VISION AND PROMISE BACK!

       Arbinet has had years to implement Mr. Mashinsky’s strategic vision that he laid out before leaving the company. Arbinet now claims to be implementing its strategy — and we have noticed a flurry of recent announcements. It is ironic that all of these press releases were issued after we first announced our intention to commence this proxy contest. We believe there is no better person to implement Arbinet’s long-awaited strategy than its founder, Alex Mashinsky who created most of the Company’s technology and wrote more than 20 patents on which the Company operates.

Please Mark, Sign and Return The Enclosed GREEN Proxy Card Today!

If you want to vote for Mashinsky and Marmon,

you must only vote on the GREEN Card.

Do not sign any White Card—even to withhold a vote from management’s slate!

If you have already signed a White Card, you must resend the enclosed GREEN Card.

This Management and Board Need to Be Sent a Clear Message of

“NO CONFIDENCE”

By You — Arbinet’s Owners

       If you have any questions, or require assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885.

Alex Mashinsky	Robert A. Marmon